Exhibit 10.1
Execution Version
Dated the 10th day of February 2012

VENN LIFE SCIENCES LIMITED

Purchaser

ENCORIUM GROUP, INC.

ENCORIUM OY

Vendor

ILARI KOSKELO

Koskelo

Agreement for the Sale and Purchase of the
Entire Issued Share Capital of the Subsidiaries

Eversheds
Solicitors
One Earlsfort Centre
Earlsfort Terrace
Dublin 2

CONTENTS

1	INTERPRETATION	3
2	SALE AND PURCHASE	11
3	CONSIDERATION	12
4	CONDITIONS PRECEDENT; RESCISSION	12
5	ACTIONS PENDING COMPLETION	14
6	COMPLETION	16
7	WARRANTIES	17
8	TAX INDEMNITY	20
9	CONFIDENTIALITY	21
10	USE OF INTELLECTUAL PROPERTY RIGHTS	22
11	COSTS	22
12	FURTHER ASSURANCE	23
13	GENERAL	23
14	ASSIGNMENT	23
15	NOTICES	24
16	GOVERNING LAW AND JURISDICTION	25
17	ENTIRE AGREEMENT	25
18	COUNTERPARTS	25
19	WAIVER	25
SCHEDULE 1		26
PART 1		26
THE VENDOR AND THE SALE SHARES		26
PART 2		26
CONSIDERATION SHARES		26
SCHEDULE 2		27
INFORMATION CONCERNING THE TARGET COMPANIES		27
SCHEDULE 3		45
ITEMS FOR DELIVERY BY THE VENDOR AT COMPLETION		45
SCHEDULE 4		46
VENDOR WARRANTIES		46
SCHEDULE 5		58
PURCHASER WARRANTIES		58

THIS AGREEMENT is made on the 10th day of February 2012

1.	VENN LIFE SCIENCES LIMITED having its registered office at Unit 26, The Hyde Building, Carrickmines, Dublin 18 (the “Purchaser”);

2.	ENCORIUM GROUP, INC. a company incorporated under Delaware law having its principal place of business at Keilaranta 10, FI-02150 Espoo, Finland (“Encorium Group, Inc.”);

3.
ENCORIUM OY. a company incorporated under the laws of Finland having its principal place of business at Keilaranta 10, FI-02150 Espoo, Finland (“Encorium Oy” and together with Encorium Group, Inc., the “Vendor”); and

4.	ILARI KOSKELO, an individual residing in Peräsintie 11, 00980 Helsinki, Finland (“Koskelo”).

WHEREAS:

A.	The Vendor and Koskelo are or, after completion of Vendor Reorganisation (herein defined) will be, the legal and beneficial owners of the Sale Shares as described in Schedule 2.

B.	The Vendor and Koskelo has agreed to sell and the Purchaser has agreed to purchase all of the Sale Shares on the terms and subject to the conditions of this Agreement.

C.	The Sale Shares represent the entire issued share capital of the Subsidiaries (herein defined).

IT IS AGREED as follows:

1	INTERPRETATION

1.1	In this Agreement:

“Accounts”
means the audited financial statements of the Encorium Group as at the Last Accounting Date comprising the audited balance sheet as at, and the audited profit and loss account for the accounting period ending on, the Last Accounting Date and the notes, reports and other documents required by law to be annexed thereto;

“Agreement”	means this Agreement and the Schedules hereto;

“Breach”	in relation to a Warranty means any instance of the Warranty being untrue, incorrect or misleading in any respect;

“Business”	the business of clinical research services to the pharmaceutical, biotech and medical device industries;

“Business Day”	means a day (other than a Saturday or Sunday or a public holiday) on which clearing banks are open for business in Dublin;

“Claim”	means a Warranty Claim or an Indemnity Claim;

“Companies Acts”	means the Companies Acts 1963 to 2009;

“Completion Date”	means the date of Completion of this Agreement in accordance with clause 6;

“Completion”	means completion of the matters referred to in clause 6;

“Confidential Information”
means all information not at present in the public domain used in or otherwise relating to the business, customers or financial or other affairs of the Vendor and the Target Companies including, without limitation, information relating to:

(i)
the marketing of any products or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, pricing methods, discount practices, market research reports and surveys, and advertising or other promotional materials;

(ii) future projects, business development or planning, commercial relationships and negotiations;

“Consideration Shares”	means the 400 fully paid up ordinary shares of €1.00 each in the capital of the Purchaser, representing 40% of the share capital of the Purchaser;
“Disclosed”	means fairly and accurately disclosed in the Disclosure Letter or the documents annexed thereto;

“Disclosure Letter”	means the letter of even date herewith from the Vendor to the Purchaser in the agreed form in relation to the Vendor Warranties;

“Director”	means a director for the time being of a Target Company;

“EI Agreement”
means the agreement dated 1 December 2010 between (1) the Parties whose names and addresses are set out in Part 1 and Part 2 of the First Schedule thereto; (2) Venn Life Science Holdings Limited; (3) Venn Life Sciences (Ireland) Limited; and (4) Enterprise Ireland as same may be supplemented, varied or amended;

“Employee”	means any director, former director, employee or former employee of the Target Companies;

“Encorium Bio”	means Encorium Bio Oy, a Finnish corporation;
“Encorium Group”	means Encorium Group, Inc., and its direct or indirect subsidiaries (including Encorium Oy);

“Encorium Ireland”	means Encorium Ireland Limited a company incorporated in Ireland (no. 508044) having its registered office at Unit 26, The Hyde Buildings, Carrickmines, Dublin 18;

“Encumbrance”
means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

“Enterprise Ireland”	means Enterprise Ireland having its business address at The Plaza, East Point Business Park, Dublin 3;

“Escrow Account”	means the euro denominated interest bearing deposit bank account in the joint names of the Escrow Agents established and maintained pursuant to the Escrow Agreement;

“Escrow Agents”	means the Purchaser’s Solicitors and the Vendor’s Solicitors;

“Escrow Agreement”	means the escrow agreement in the form agreed between the parties between (1) the Purchaser, (2) the Vendor and (3) the Escrow Agents;

“Escrow Amount”	means the sum of EUR500,000.00 (five hundred thousand euro);

“EURIBOR”
in relation to any amount on any day, means: (i) the rate per annum calculated and (rounded upwards to five decimal places) published or reported on Telerate page 248 (or such other screen or page as may replace that screen or page on that service) or about 12.00 p.m. on the second Business Day before such day as being the interest rate per annum offered in the European inter-bank market for deposits in euro in an amount comparable with such amount for a three month period; or (ii) if the service in (i) above is not available, the rate per annum determined by the party to whom monies are owed to be equal to the arithmetic mean (rounded upwards to five decimal places) of the rate (as notified to such party) at which each of three leading banks in the Dublin market were offering deposits in euro in an amount comparable with the relevant amount for a three month period at or about 12.00 p.m. on the second Business Day before such day;

“€” or “euro”
means the euro, the lawful currency of Ireland and being the single unit of currency provided for in the Treaty on European Union which was signed at Maastricht on 7 February 1992 and which came into force on 1 November 1993.  Each euro is divided into one hundred cent and references in this Agreement to “cent” shall be construed accordingly;

“GAAP”	means the generally accepted accounting principles in the United States of America;

“Governing Documents”	means memoranda and/or articles of association, articles of incorporation, by-laws, charter and such other governing documents of any of Vendor or any of the Target Companies;

“Governmental Body”	means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof;

“Indemnity Claim”	means a claim under the indemnities contained in clause 8;

“Intellectual Property”
means patents, trade marks, service marks, registered designs, applications for any of the foregoing, trade and business names, unregistered trade marks and service marks, know-how, copyrights, rights in designs, inventions, rights under licences and consents in relation to any such rights, and rights of the same or similar effect or nature, in any part of the world and except for “shrink-wrap” “click-wrap” or other licenses for the use of commercially available software products and standard end-user object code license agreements;

“Intellectual Property Rights”	means all Intellectual Property owned or used by the Target Companies, in, or in connection with, the Business;

“Last Accounting Date”	means December 31, 2010;

“Latest Completion Date”	has the meaning ascribed to it in clause 4.3.1;

“Loan”	means a loan from Venn Life Sciences Holdings Limited to the Vendor in a sum and on terms to be agreed upon;

“Material Adverse Effect”
means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of Encorium Oy or the Companies taken as a whole;

“Parallel SPA”
means an Agreement for the Sale and Purchase of the entire issued share capital of the Venn Target Companies to be executed between Purchaser and Venn Life Science Holdings Limited in form and substance satisfactory to Vendor;

“Permitted Encumbrances”
means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) all Encumbrances arising or incurred in the ordinary course of business, including any mechanics’, carriers’, workers’, repairers’ and similar Encumbrances; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; and (v) title of a lessor under a capital or operating lease;

“Properties”	means all real properties owned by the Companies

“Purchaser’s Solicitors”	means Eversheds, One Earlsfort Terrace, Earlsfort Centre, Dublin 2;

“Purchaser Warranties”	means the warranties of the Purchaser contained in Schedule 5;

“Sale Shares”	means issued shares in each of the Subsidiaries as set out in Schedule 1 comprising the entire share capital of each of the Subsidiaries;

“Shareholders Agreement”	means that certain shareholders’ agreement among (1) the Purchaser, (2) the Vendor, (3) Venn Life Sciences Holdings Limited and (4) Koskelo in form and substance satisfactory to the Vendor;

“State”	means Ireland;

“Subsidiaries”	means Encorium Bio, Encorium Ireland and Progenitor Holdings AG, a Swiss corporation;

“Target Companies” or “Companies”	means the entities listed in Schedule 2 which shall be deemed to include the Subsidiaries;

“Tax” or “Taxation”
includes (without limitation) corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, development land tax, inheritance tax, value added tax, national insurance or PRSI contributions, PAYE, universal social charge, capital duty, stamp duty, stamp duty reserve tax, duties of customs and excise, petroleum revenue tax, rates, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property, and all levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable by any Tax Authority, and any payment whatsoever which the Company may be or become bound to make to any person as a result of the discharge by that person of any tax which the Company has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

“Taxes Act”	means the Taxes Consolidation Act, 1997 (as amended);

“Tax Authority”	means any taxing or other authority (whether within or outside Ireland) competent to impose any liability to Tax;

“Transaction”
means includes any act, transaction, failure to act, omission, death, change of residence, change in accounting reference date, receipt or accrual of income or gains, supply, event (deemed or otherwise) or occurrence whatsoever, including Completion, the coming into effect of and completion of this Agreement and the execution of any documents pursuant thereto, references to a Transaction occurring on or before a particular date will include a Transaction deemed for any Tax purpose to occur or to be treated or regarded as occurring, on or before that date and will also include the combined result of two or more Transactions, the first of which has taken place or is deemed to have taken place on or before that date with the second or subsequent Transaction taking place after that date provided the Transaction after Completion is in the ordinary course of business of the Target Companies at Completion or pursuant to a legally binding agreement entered into on or before Completion;

“VATA”	means the Value Added Tax Act, 1972;

“Vendor Reorganisation”
means (i) the transfer of all the shares of the Companies owned by Encorium Oy to Encorium Bio; (ii) the sale of certain assets owned by Encorium Oy to Encorium Bio; (iii) the transfer of  the employees of Encorium Oy to Encorium Bio; (iv) the issuance to Koskelo of shares of Encorium Bio as set forth in Schedule 1; (iv) the transfer of all material customer contracts from Encorium Oy to Encorium Ireland; and (iv) the possible issuance or transfer to Encorium Oy of shares of Encorium Ireland;

“Vendor Warranties”	means the warranties representations and undertakings contained in Schedule 4;

“Venn Target Companies”	means the companies which share capital will be transferred to the Purchaser pursuant to the Parallel SPA.

“Warranties”	means collectively, the Purchaser Warranties and the Vendor Warranties and each one a “Warranty”;

“Warranty Claim”	means a claim for Breach of the Warranties;

“1963 Act”	means the Companies Act 1963; and

“1990 Act”	means the Companies Act 1990.

1.2	In this Agreement, a reference to:

1.2.1	except when used as a defined term, the words “company”, “subsidiary”, “subsidiary undertaking” and “holding company” have the meanings given to them by the Companies Acts;

1.2.2	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of the parties;

1.2.3	a statutory provision includes a reference to:

(a)	the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and

(b)	any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement);

1.2.4	persons includes a reference to any body corporate, unincorporated association or partnership;

1.2.5	a person includes a reference to that person's legal personal representatives and successors;

1.2.6	a clause or Schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement; and

1.2.7	the masculine gender shall include the feminine and neutral and the singular shall include the plural and vice versa.

1.3	The headings in this Agreement shall not affect the interpretation of this Agreement.

1.4
A matter shall be treated as being within the knowledge, information or belief of the Vendor if such matter is within the knowledge and information of the board of directors or senior management of the Vendor, including, for the avoidance of doubt, Kai Lindevall.

1.5
Any statement, representation or warranty which is qualified by the expression “so far as the Vendor is aware” or “to the best of the knowledge, information or belief of the Vendor” or with any similar qualification shall mean that such statement, representation or warranty after due and diligent enquiry and have used all reasonable endeavours to ensure that all matters warranted by the Vendor herein are true and accurate and are being made to the actual knowledge of the board of directors or senior management of the Vendor, including, for the avoidance of doubt, Kai Lindevall without conducting any inquiry.

1.6	In the event of there being any conflict or ambiguity between the provisions of this Agreement and the Disclosure Letter, the terms of this Agreement shall prevail.

1.7
All references in this Agreement to “indemnity” and “indemnifying” any person against any circumstance include indemnifying and keeping that person harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance.

1.8	Where any party to this Agreement is more than one person;

1.8.1
The warranties, representations, undertakings, agreements and obligations contained in this Agreement on the part of such parties shall be construed and take effect as joint and several warranties, representations, undertakings, agreements and obligations and the act or default of any one of them shall be deemed to be the act or default of each of them; and

1.8.2	Reference to that party shall refer to each of those persons or any of them as the case may be.

1.9
The parties have participated jointly in negotiating and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement.

1.10
Reference to any Irish legal term, concept, legislation or regulation (including, without limitation, those for any action, remedy, method of judicial proceeding, document, statute, court appeal, governmental agency or agency) or any accounting term or concept in respect of any jurisdiction other than Ireland will be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

2	SALE AND PURCHASE

2.1
In accordance with and subject to the provisions of this Agreement, the Vendor and Koskelo shall sell as the beneficial owners and the Purchaser shall purchase as and from the Completion Date the Sale Shares free from all Encumbrances together with all rights of any nature whatsoever, on or after the Completion Date attaching or accruing to them pursuant to their respective Governing Documents and the law of the jurisdiction in which any of the Subsidiaries is incorporated.

2.2
The Vendor and Koskelo hereby waive and shall procure that there will be waived before Completion, all rights of pre-emption and other restrictions on transfer over the Sale Shares conferred on the Vendor and Koskelo or any other person under the Governing Documents.

3	CONSIDERATION

3.1	The total consideration for the sale and purchase of the legal and beneficial interest in the Sale Shares shall be satisfied as follows on the Completion Date:

3.1.1	by the allotment and issue as set out in Part 2 of Schedule 1 the Consideration Shares; and

3.1.2	to the Escrow Agents, the Escrow Amount to be held or disbursed according to the terms of the Escrow Agreement.

3.2	The Consideration Shares shall rank pari passu with the existing ordinary shares of €1.00 each in the capital of the Purchaser, including the right to receive all dividends declared made or paid.

3.3
The Purchaser shall procure the waiver of all rights of pre-emption and/or other shareholder consents as may be required to give full effect to the provisions of this Agreement with respect to the Consideration Shares.

3.4	The Consideration shall be reduced or shall be deemed to have been reduced by the amount, if any, paid to the Purchaser or the Target Companies in respect of any Warranty Claim.

4	CONDITIONS PRECEDENT; RESCISSION

4.1
The Purchaser’s obligation to purchase the Sale Shares and issue the Consideration Shares upon Completion is subject to and conditional upon the following conditions being complied with to the reasonable satisfaction of the Purchaser or waived by the Purchaser at or prior to Completion and, in any event, not later than the Latest Completion Date:

4.1.1	the completion of the Vendor Reorganisation;

4.1.2	such third party consents, approvals, authorisations or releases (if any) as are necessary for the completion of the sale and transfer of the Sale Shares being obtained by the Vendor;

4.1.3	the delivery by the Vendor and Koskelo (where applicable) of all documents and instruments required to be delivered under clauses 6.1.1. 6.1.2. and 6.1.3;

4.1.4	there having been no Material Adverse Effect;

4.1.5
the Vendor Warranties being true and correct in all respects as of the date hereof and being true and correct in all material respects on the Completion Date, as though made on the Completion Date and the Vendor and Koskelo having performed in all material respects all of the agreements required to be performed by it on or prior to Completion;

4.1.6
no temporary restraining order or preliminary or permanent injunction, judgment, order or decree or any court or Governmental Body of competent jurisdiction prohibiting the sale and purchase of the Sale Shares or the issuance and allotment of the Consideration Shares or the other transactions contemplated hereby being in effect;

4.1.7
no suit, action or proceeding being pending or threatened before or by any court or Governmental Body (A) seeking to restrain or prohibit the sale and purchase of the Sale Shares or other transactions contemplated hereby or by the documents to be executed at Completion or (B) seeking damages or other relief in connection with the execution and delivery of this Agreement or the consummation of the purchase and sale of the Sale Shares and the other transactions contemplated hereby or by the documents to be executed at Completion.

4.1.8	the consent of Enterprise Ireland to the Transaction being obtained.

4.2
The Vendor’s and Koskelo’s obligation to sell the Sale Shares and in consideration for the issuance of the Consideration Shares upon Completion is subject to and conditional upon the following conditions being complied with or waived by Vendor:

4.2.1
such third party consents, approvals, authorisations or releases required to be provided by the Purchaser being obtained by the Purchaser including for the avoidance of doubt the consent of Enterprise Ireland;

4.2.2
the Purchaser Warranties being true and correct in all respects as of the date hereof and on the Completion Date, as though made on the Completion Date and the Purchaser having performed in all material respects all of the agreements required to be performed by it on or prior to Completion;

4.2.3	the Parallel SPA being executed and the transactions contemplated thereby being consummated;

4.2.4
no temporary restraining order or preliminary or permanent injunction, judgment, order or decree or any court or governmental or regulatory authority or competent jurisdiction prohibiting the sale and purchase of the Sale Shares or the other transactions contemplated hereby being in effect; and

4.2.5
no suit, action or proceeding being pending or threatened before or by any court or governmental or regulatory authority (A) seeking to restrain or prohibit the sale and purchase of the Sale Shares or other transactions contemplated hereby or by the documents to be executed at Completion or (B) seeking damages or other relief in connection with the execution and delivery of this Agreement or the consummation of the purchase and sale of the Sale Shares, the issuance and delivery of the Consideration Shares and the other transactions contemplated hereby or by the documents to be executed at Completion.

4.3	This Agreement may be rescinded prior to Completion as follows:

4.3.1
at the election of the Vendor or the Purchaser on or after 22 February, 2012 (the “Latest Completion Date”), if Completion shall not have occurred by the close of business on such date, provided that the rescinding party is not in any material breach of a Warranty or of any  covenant or agreement hereunder;

4.3.2	by mutual written consent of the Vendor and the Purchaser;

4.3.3
by the Vendor or the Purchaser if there shall be in effect a final nonappealable order of a court or a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to rescind this Agreement under this clause 4.3.3 shall not be available to a party if such order was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

4.3.4
by the Purchaser or the Vendor, if there has been a material Breach of any Warranty, covenant or agreement on the part of the other party set forth in this Agreement, in either case such that the conditions set forth in clause 4.1 or clause 4.2 as applicable would not be satisfied and such Breach is incapable of being cured or, if capable of being cured, shall not have been cured or waived within thirty (30) days of the non-breaching party’s written notice of Breach to the breaching party, provided, however, that the right to rescind this Agreement under this clause 4.3.4 shall not be available to a party if such party is then also in material Breach of this Agreement.

4.4
In the event of rescission by the Purchaser or the Vendor, or both, pursuant to clause 4.3, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the transactions contemplated hereunder shall be abandoned, without further action by the parties hereto.

4.5
If the Purchaser or the Vendor elect to rescind this Agreement in accordance with clause 4.3 then all rights and obligations of the parties shall cease to have effect immediately upon rescission except such rescission shall not relieve a party hereto from liability for any breach of this Agreement.

5	ACTIONS PENDING COMPLETION

5.1	The Vendor hereby covenants with and undertakes to the Purchaser that at all times prior to Completion it shall and shall procure that each Company shall:

5.1.1
without the prior written consent of the Purchaser, knowingly do, allow or procure any act to be done or wilful omission which would (or would be likely to) cause, constitute or result in a Breach, except as required to perform the Vendor Reorganisation;

5.1.2
not permit any action to be taken or omitted to be taken (save as herein otherwise contemplated or required) by it or by any Company which would prejudice the continuance for the benefit of the Company of any or all material contracts engagements, business connections and employees subsisting at the date hereof or hereafter in relation to the Business;

5.1.3
permit the Purchaser and its agents, upon reasonable notice, to have access to and to take copies of, the books and records of the Company including, without limitation, the statutory books, minute books, leases, contracts, supplier lists and customer lists in the possession or control of the Company; and

5.1.4
notify the Purchaser promptly upon becoming aware of any fact, matter, omission, act or event which would have constituted a Breach if such fact, matter, omission, act or event had occurred before the date hereof.

5.2
Except as required to perform the Vendor Reorganisation, each the Vendor and Koskelo shall not at any time prior to Completion dispose or attempt to dispose of any interest in its Sale Shares or grant any option over, or mortgage, charge or otherwise encumber or dispose of any of its Sale Shares or enter into discussions with any persons as regards its Sale Shares or any possible sale of the Business or any part of the Business;

5.3
The Vendor hereby covenant with the Purchaser that, except as required to perform the Vendor Reorganisation, it shall procure that the Companies shall not at any time prior to Completion without the prior written consent of the Purchaser:

5.3.1	issue any shares in the capital of Target Companies to any person other than vendor;

5.3.2	subscribe or otherwise acquire, or dispose of any shares in the capital of any company;

5.3.3	dispose of the whole or any material part of its Business;

5.3.4	carry on its Business other than in the ordinary or usual course;

5.3.5
other than in the ordinary course of business, enter into or give or permit or suffer to subsist any guarantee or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body;

5.3.6	grant any lease of third party right in respect of any of or any part of the Properties or assign or dispose or deal with any of the Properties or any part of any of them;

5.3.7	propose or pay any dividend or propose or make any other distribution;

5.3.8	enter into any partnership or joint venture;

5.3.9	incur any capital expenditure in excess of €100,000 or dispose of any asset;

5.3.10	mortgage or charge or permit the creation of Encumbrance or redeem any of the foregoing other than Permitted Encumbrances;

5.3.11	make any loan or give any credit (other than normal trade credit) or acquire any loan capital of any corporate body (wherever incorporated);

5.3.12	surrender or agree to any material change in terms of any substantial agreement to which it is from time to time a party;

5.3.13	borrow any money if immediately thereafter the amount of outstanding borrowings of the Company would exceed €200,000; or

5.3.14	other than in the ordinary course of business enter into any transaction with any officer, director or shareholder.

6	COMPLETION

6.1
Unless this Agreement is rescinded pursuant to clause 4.3, Completion shall take place at the office of the Purchaser’s Solicitors, or such other place as the parties shall agree upon on the date falling one (1) Business Day following confirmation by each of the Purchaser and Vendor the satisfaction or waiver of the applicable conditions to such party set out in clause 4 when all the following business shall be transacted:

6.1.1
the Vendor and Koskelo (as applicable) shall deliver to the Purchaser duly executed transfers of their respective Sale Shares accompanied by the relevant documents necessary, with respect to each Subsidiary, pursuant to the laws of the jurisdiction in which such Subsidiary is incorporated, to transfer to the Purchaser the legal and beneficial ownership of the Sale Shares free from all Encumbrances;

6.1.2	the Vendor shall deliver or procure to be delivered to the Purchaser those items set out in Schedule 3;

6.1.3
the Vendor shall procure that the Directors of the Subsidiaries shall, by a meeting of the Directors or by written consent and, in each case, only to the extent that pursuant to the laws of the jurisdiction in which any such Subsidiary is incorporated such action is required to be taken by the Directors to effect and such matter and is within the authority of the Directors:

(a)	vote in favour of the registration of the Purchaser and its nominee(s) as member(s) of the Subsidiary in respect of the Sale Shares (subject to the production of duly stamped transfers); and

(b)
appoint Tony Richardson and Kai Lindevall as directors and Daniella Mueller as secretary and/or such additional person deemed necessary due to local legislation or agreed between the parties with immediate effect and approve the resignations of such persons as directors as may be required by the Purchaser;

6.1.4	the Purchaser shall deliver to the Vendor and Koskelo (if applicable):

(a)	original share certificates in respect of the Consideration Shares;

(b)	the duly executed Parallel SPA;

(c)	the Loan duly executed by the Purchaser; and

(d)	the Shareholders’ Agreement duly executed by the Purchaser.

6.2	At Completion, each of the parties shall enter into the Escrow Agreement.

7	WARRANTIES

7.1
In consideration of the Purchaser agreeing to enter into this Agreement, the Vendor represents, warrants and undertakes to the Purchaser that each of the Vendor Warranties is true, complete and accurate in all respects and is not misleading and the Vendor agrees and acknowledge that subject only to such matters as Disclosed, the Purchaser is entering into this Agreement in reliance on the Vendor Warranties.

7.2
In consideration of the Vendor agreeing to enter into this Agreement, the Purchaser represents, warrants and undertakes to the Vendor that each of the Purchaser Warranties is true, complete and accurate in all respects and is not misleading and the Purchaser agrees and acknowledges that subject only to such matters as Disclosed, the Vendor is entering into this Agreement in reliance on the Purchaser Warranties.

7.3
The Vendor Warranties shall only be qualified by matters Disclosed and by the actual knowledge on the part of the Purchaser or any of its directors.  The Vendor Warranties shall not be qualified nor shall a Warranty Claim or Indemnity Claim be prevented or limited by any deemed constructive knowledge on the part of the Purchaser or any of its directors, officers, employees or advisers of a matter which would make a Vendor Warranty untrue, incorrect or misleading in any respect.  In particular, but except as provided herein, the right and remedies of the Purchaser in respect of the Vendor Warranties shall not be affected by any investigation made by or on behalf of the Purchaser into the affairs of the Vendor or any Company. The Purchaser Warranties shall only be qualified by matters Disclosed and shall not be otherwise qualified in any manner whatsoever. No Vendor Warranties are being given with respect to Encorium Ireland regarding any event, occurrences or circumstances occurring or existing prior to the transfer of ownership thereof to Encorium Oy.

7.4
Each of the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph or sub-paragraph or anything in this Agreement unless such reference is reasonably apparent.

7.5
Each party undertakes to the other party that upon it becoming aware of the actual, impending or threatened occurrence of any event after Completion, which might reasonably be expected to cause or constitute a Breach (whether when repeated at Completion or otherwise) it will promptly give written notice thereof to the other party setting forth in reasonable detail of the relevant event.

7.6
The Vendor shall procure that the Vendor Warranties will also be true and accurate as if repeated as at the Completion Date and on the basis that a reference to the actual Completion Date is substituted for any express or implied reference to the time or date of this Agreement, and on the Completion Date the Vendor Warranties shall be deemed to have repeated the same on such basis accordingly and, irrespective of any knowledge or information which the Purchaser or its agents or advisers shall have received or shall be deemed to have received, the same shall have effect as if given accordingly on the Completion Date as well as at the date hereof.

7.7
The Purchaser shall procure that the Purchaser Warranties will also be true and accurate as if repeated as at the Completion Date and on the basis that a reference to the actual Completion Date is substituted for any express or implied reference to the time or date of this Agreement, and on the Completion Date the Purchaser Warranties shall be deemed to have repeated the same on such basis accordingly and, irrespective of any knowledge or information which the Vendor or its agents or advisers shall have received or shall be deemed to have received, the same shall have effect as if given accordingly on the Completion Date as well as at the date hereof.

7.8	Subject to clause 7.9, liability under any Warranty shall not in any way be modified or discharged by Completion.

7.9
The Vendor shall not have any liability whatsoever in respect of any Claim unless the Purchaser shall have given the Vendor written notice of the relevant Claim (giving reasonable particulars of the Claim):

7.9.1	in respect of any of the Vendor Warranties (other than those relating to Tax) within a period of one (1) year after the Completion Date; and

7.9.2	in the case of Vendor Warranties relating to Tax within a period of two (2) years after the Completion Date.

7.10
The Purchaser shall not have any liability whatsoever in respect of any Claim unless the Vendor shall have given the Purchaser written notice of the relevant Claim (giving reasonable particulars of the Claim) in respect of any of the Purchaser Warranties within a period of one (1) year after the Completion Date.

7.11	The liability of the Vendor shall be limited in accordance with the following provisions of this clause:

7.11.1
no liability shall attach to the Vendor in respect of a Warranty Claim for breach of the Vendor Warranties unless the aggregate amount of all Warranty Claims thereunder shall have exceeded the total sum of €75,000 whereupon the Vendor shall be liable for the entire amount of such liabilities and not merely the excess; and

7.11.2	the aggregate liability of the Vendor under the Vendor Warranties shall not exceed €1,000,000.

7.12	The liability of the Purchaser shall be limited in accordance with the following provisions of this clause:

7.12.1
no liability shall attach to the Purchaser in respect of a Warranty Claim for a breach of the Purchaser Warranties unless the aggregate amount of all Warranty Claims thereunder shall have exceeded the total sum of €75,000 whereupon the Purchaser shall be liable for the entire amount of such liabilities and not merely the excess; and

7.12.2	the aggregate liability of the Purchaser under the Purchaser Warranties shall not exceed €1,000,000.

7.13	Notwithstanding any other provision of this Agreement, the limitations set out in clauses 7.9, 7.10, 7.11, 7.12 and 7.20 shall not apply to any Warranty Claim relating to:

7.13.1	the Vendor’s title to or the status or validity of the Sale Shares;

7.13.2	Breach of the Purchaser Warranty in clause 3 of Schedule 5; and

7.13.3	any claim which arises or is delayed as a result of any fraudulent act, omission or misrepresentation or wilful concealment by the Purchaser, the Vendor or any officer of the Target Companies.

7.14
The Vendor covenants with and undertakes to the Purchaser to indemnify the Purchaser against all losses, costs, charges and expenses (including without limitation all reasonable legal and accountancy expenses) which the Purchaser may incur, whether before or after the start of any action, in connection with the investigation or settlement of a claim against the Vendor in respect of a Breach or an alleged Breach or the enforcement of a settlement and legal proceedings against the Vendor in respect of a Breach or an alleged Breach.

7.15
The Vendor hereby indemnifies and agrees to keep indemnified the Purchaser from and against all losses, costs, damages, charge and expenses (including without limitation all reasonable legal and accountancy expenses) of whatsoever nature which may be incurred or suffered by the Purchaser arising directly or indirectly as a result of a breach or non-performance of any of the covenants, agreements, undertakings, representations and warranties given by them in this agreement.

7.16
The Purchaser covenants with and undertakes to the Vendor to indemnify the Vendor against all losses, costs, charges and expenses (including without limitation all reasonable legal and accountancy expenses) which the Vendor may incur, whether before or after the start of any action, in connection with the investigation or settlement of a Claim against the Purchaser in respect of a Breach or an alleged Breach or the enforcement of a settlement and legal proceedings against the Purchaser in respect of a Breach or an alleged Breach.

7.17
The Purchaser indemnifies and agrees to keep indemnified the Vendor from and against all losses, costs, damages, charge and expenses (including without limitation all reasonable legal and accountancy expenses) of whatsoever nature which may be incurred or suffered by the Vendor arising directly or indirectly as a result of a breach or non-performance of any of the covenants, agreements, undertakings, representations and warranties given by them in this agreement.

7.18	The Vendor shall procure that the Target Companies shall not at any time prior to the Completion, do, procure or allow anything which may constitute or result in a Breach.

7.19	Prior to Completion, the sole and exclusive remedy for any Breach shall be rescission, as set out in clause 4.3 of this Agreement.

7.20	From and after the Completion Date, the sole and exclusive remedy for any Breach shall be indemnification in accordance with this clause 7.

7.21
All sums payable by the Vendor or the Purchaser under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law.  If any such deductions or withholdings are required by law the paying party shall be obliged to pay to the relevant person such sums as will after such deduction or withholding has been made leave that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.  If any sum payable by the paying party under this Agreement shall otherwise be subject to tax in the hands of the recipient the same obligation to make an increased payment shall apply in relation to such tax liability as if it were a deduction or withholding required by law.

7.22
Without prejudice to any other right or remedy of the Purchaser under this Agreement or otherwise all sums payable by the Vendor under this Agreement shall bear interest at the rate which is two per cent above three month EURIBOR from the date of claim until the date of payment (before as well as after judgment).

7.23
Notwithstanding anything to the contrary elsewhere in this Agreement, and except for fraudulent misrepresentation, no party shall, in any event, be liable to any other party for any consequential, incidental, indirect, special or punitive damages.

7.24
Except for the Warranties contained in Schedule 4 (as modified by the Disclosure Letter), neither party nor any other person makes any other express or implied representations or Warranties, and the parties hereto disclaim any other representations or warranties, whether made by such parties or their respective affiliates, officers, directors, employees, agents or representatives.

8	TAX INDEMNITY

8.1
The Vendor hereby indemnifies the Purchaser and the Target Companies on demand in accordance with the following provisions of this clause 8.1 for an amount equal to any costs, expenses (including without limitation all legal expenses), charge, loss, damage and/or liability (including any liability to Tax) which the Purchaser and/or the Target Companies may suffer, incur or pay as a result of or as a consequence of or by reference to or which would not have been suffered or incurred but for:

8.1.1
the failure of the Target Companies prior to Completion to comply with any and all employment legislation (including but not limited to statutory night-time working rules and statutory annual leave rules, any employment equality rules and the Terms and Employment (Information) Act, 1994);

8.1.2	the failure of the Target Companies to maintain proper books of accounts, statutory books and Companies registers.

8.1.3
any Tax Liability of the Target Companies arising from or by reference to any income, profits or gains earned, accrued, received or realised as the case may be, on or before Completion or in respect of or arising from any Transaction which occurs or is deemed to occur on or before Completion or arising from any Transaction completed after Completion in pursuance of a legally binding obligation or an arrangement, in either case whether or not conditional, incurred or entered into on or before Completion;

8.1.4
any VAT payable by the Vendor or the Target Companies or recharge of any VAT payable by any other member of the Vendor’s VAT Group attributable to any supplies, self supplies, or importations or acquisitions made or deemed to have been made for VAT purposes:

(a)	by or to the Target Companies on or before Completion; or

(b)	by or to the members of the Vendor’s VAT Group (other than, after Completion, the Company) on or prior to the date on which the Company ceases to be a member of the Vendor’s VAT Group;

and the deeming provisions of Section 15 VATA shall be disregarded in determining what supplies, self supplies or importations or acquisitions have been made or are deemed to have been made by or to any person for the purposes of this Clause 8.1.4.

8.2	The Vendor’s obligations to make payment pursuant to the above indemnities in clause 8.1 shall not be affected or reduced in any way by the disclosures made in the Disclosure Letter.

8.3
None of the obligations of the Vendor under the above indemnities in clause 8.1 shall be, or shall be deemed to be qualified, modified or discharged by reason of any investigation or inquiry made by or on behalf of the Purchaser and no information relating to the Target Companies of which the Purchaser or the Target Companies have knowledge, or might be deemed to have knowledge, will prejudice any claim which the Purchaser or the Target Companies shall or may be entitled to bring or shall or may operate to reduce any amount recoverable by the Purchaser or the Target Companies under the above indemnities in clause 8.1.

8.4	All sums payable by the Vendor to the Purchaser pursuant to this clause 8 shall be paid free and clear of deductions and/or withholdings save only as may be required by law.

8.5
If any deductions and/or withholdings are required by law to be made from any sums payable from the Vendor to the Purchaser pursuant to this clause 8 the Vendor shall pay to the Purchaser such sums as will, after the deductions and/or withholdings are made, leave the Purchaser with the same amount as it would have been entitled to receive if no such deductions and/or withholdings had been required to be made.

8.6
If any sum payable by the Vendor to the Purchaser pursuant to this clause 8 shall be subject to a liability to Tax in the hands of the Purchaser, the Vendor shall be under the same obligation to make an increased payment in relation to that liability to Tax as if the liability were a deduction or withholding required by law.

8.7
The Vendor shall pay to the Purchaser any amount required to be paid pursuant to clause 8 as cleared funds or, at the option of the Purchaser, discharge directly the underlying liability, within thirty days of receipt of notice of the subject matter or, if later, on the day before the due date for settlement or discharge of the liability the subject matter of the claim.

9	CONFIDENTIALITY

9.1
For the purpose of assuring to the Purchaser the full benefit of the Sale Shares and the goodwill and in consideration of the agreement of the Purchaser to purchase the Sale Shares on the terms hereof, the Vendor and Koskelo agree as a separate and independent agreement that it will not at any time hereafter use, divulge or communicate to any person any Confidential Information which may be within or which, in the course of matters arising under this Agreement, may come to its knowledge, and that it will use all reasonable endeavours to prevent the use, publication or disclosure of any Confidential Information.

9.2	Each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

9.2.1	the provisions or the subject matter of this Agreement or any document referred to herein;

9.2.2	the negotiations relating to this Agreement or any document referred to herein.

9.3	Each party may disclose information which would otherwise be confidential if and to the extent:

9.3.1	required by the law of any relevant jurisdiction or pursuant to an order of a court of competent jurisdiction;

9.3.2
required by any securities exchange or regulatory or governmental body to which any party or by any member of the Encorium Group is subject to, wherever situated, whether or not the requirement for information has the force of law;

9.3.3	that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and/or bankers of that party;

9.3.4	that the information has come into the public domain through no fault of that party;

9.3.5	that the other parties to this Agreement have given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed; or

9.3.6	required to enable that party to enforce its rights under this Agreement.

9.3.7	provided that any such information disclosed pursuant to paragraphs 9.3.1 and 9.3.2 shall be disclosed only after notice to the other parties to this Agreement.

9.4	The restrictions contained in this clause 9 shall continue to apply after the date hereof without limit in time and notwithstanding the termination or expiration of this Agreement.

10	USE OF INTELLECTUAL PROPERTY RIGHTS

10.1
The Vendor and Koskelo shall not, and shall procure that no persons or company controlled by any or all of them shall, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly use in connection with any business which competes, directly or indirectly, with the Business or any part thereof, any of the Intellectual Property Rights or use anything which is intended or is likely to be confused with, any of the Intellectual Property Rights.

11	COSTS

11.1
Except as otherwise agreed in writing, each party shall pay its own costs of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it.

12	FURTHER ASSURANCE

12.1
At any time after Completion, each party hereto shall (at the reasonable cost of the Purchaser) do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things as may be reasonably requested of them by any other parties to give effect to this Agreement.

12.2	At any time after Completion, and upon the Purchaser's reasonable request from time to time, the Vendor shall (at the cost of the Purchaser):

12.2.1	provide, or procure to be provided, to the Purchaser all information relating to the business and affairs of the Target Companies and which is in their possession or under their control; and

12.2.2
give, or procure to be given, to the Purchaser, its directors and agents access to any documents containing any of the information referred to in clause 12.2.1 and the Purchaser may copy any of those documents.

13	GENERAL

13.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

13.2
The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

13.3	The rights and remedies of the Purchaser contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.4	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement.

13.5	This Agreement shall enure to the benefit of and be binding upon the successors in title to the parties hereto.

14	ASSIGNMENT

No party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that the Purchaser may instruct that any amount payable by the Vendor pursuant to any Warranty Claim shall be paid to a Target Company.

15	NOTICES

15.1
Any notice, demand or other communication to be given under or for the purposes of this Agreement shall be in writing, in English, and signed by or on behalf of the Party giving it. It shall be treated, in the case of a demand to be properly made, and in the case of a notice to be properly served, by delivering it to the party due to receive it at the address set out in this clause 15.2 and shall be deemed to have been delivered in accordance with this clause 15.3.

15.2	The parties’ addresses and fax numbers for the purpose of this Agreement are:

Purchaser
Unit 26, The Hyde Building, Carrickmines, Dublin 18
For the attention of: Tony Richardson
Fax number: +353 1 2350715
Copy to: Eversheds Solicitors,
Attention: (Tony McGovern)
One Earlsfort Centre
Earlsfort Terrace
Dublin 2
Fax number: +353 1 6644300

Vendor
c/o Encorium Oy
Keilaranta 10, FI-02150 Espoo, Finland
For the attention of: Kai Lindevall
Fax number:

Copy to: Blank Rome LLP
Attention: David Gitlin, Esq.
Blank Rome LLP
One Logan Square
130 North 18th Street
Philadelphia PA 19103-6998
Fax number:  +1.215.832.5613

Koskelo
Peräsintie 11,
00980 Helsinki, Finland

or other such address or fax number as the relevant party notifies to the other parties, which change of address shall only take effect if delivered and received in accordance with this clause.

15.3	Any notice, demand or other communication so addressed shall be deemed to have been received:

15.3.1	if delivered by hand, at the time of delivery;

15.3.2	if sent by recorded delivery, internationally recognized courier service, special delivery or registered post, at 11 am on the second Business Day following the date of posting;

15.3.3	if sent by air-mail, five Business Days after the date of posting; and

15.3.4
if sent by facsimile within normal business hours on a Business Day at the time of transmission thereof, or, if it is not so sent at the start of normal business hours on the first Business Day following the day in which the facsimile is sent and provided telephone confirmation is given by the sender on the first relevant Business Day.

15.4	For the avoidance of doubt, any demand, notice or communication given under this Agreement shall not be validly served if sent by electronic mail.

16	GOVERNING LAW AND JURISDICTION

16.1	This Agreement is governed by, and shall be construed in accordance with the laws of Ireland.

16.2
Each party irrevocably agrees that the courts of Ireland shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, each party irrevocably submits to the jurisdiction of the courts of Ireland.

17	ENTIRE AGREEMENT

This Agreement together with the Disclosure Letter and all documents in the agreed form or attached as a Schedule hereto) constitute the entire understanding and agreement between the parties and supersede all prior agreements, arrangements, letters and discussions between the parties.

18	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

19	WAIVER

Any obligation under this Agreement may be wholly or partially waived, released, varied, or compromised by the party in whose favour such obligation was provided without in any way prejudicing or affecting his rights against any other party under the same or a similar liability, whether joint and several or otherwise. A waiver by a party hereto of any breach by any party of any of the terms, provisions or conditions of this Agreement or of law, or the acquiescence of such party in any act (whether commission or omission) which but for such acquiescence would be a breach, will not constitute a general waiver of the term, provision or condition or of any subsequent act which is inconsistent with it.

THIS DOCUMENT has been executed as a deed and delivered on the date stated at the beginning of this document.

SCHEDULE 1

PART 1

THE VENDOR AND THE SALE SHARES

Name of Subsidiary	No. of Sale Shares beneficially owned
Progenitor Holdings AG, a Swiss corporation	100% of the shares are owned by Encorium Group, Inc.
Encorium Ireland Limited a company incorporated in Ireland	1 share owned by Encorium Oy as of the close of business of February 9, 2012
Encorium Bio Oy, a Finnish corporation	100 shares owned by Encorium Oy
Encorium Bio Oy, a Finnish corporation	100 shares owned by Koskelo

PART 2

CONSIDERATION SHARES

Name	Address	No. of Consideration Shares
Encorium Oy	Keilaranta 10, FI-02150 Espoo, Finland	190
Encorium Group, Inc.	Keilaranta 10, FI-02150 Espoo, Finland	40
Koskelo	Peräsintie 11, FI-00980 Helsinki,	170

Encorium Group, Inc intends to transfer its Consideration Shares to Encorium Oy in satisfaction of an intercompany debt between the two entities.

SCHEDULE 2

INFORMATION CONCERNING THE TARGET COMPANIES

Encorium Bio Oy

Registered number (if applicable)	2455642-5
Date of incorporation	01 February 2012
Country of incorporation	Finland
Registered office	Keilaranta 10 02150 Espoo Finland
Type of company	limited liability company
Authorised share capital	2.500,00 €
Issued share capital	2.500,00 €
Directors	Kai Lindevall, Quistgaard Jan (deputy member)
Secretary (if applicable)
Accounting reference date	01.01 - 31.12
Auditors	Not elected
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Encorium Oy

Encorium Ireland Limited

Registered number (if applicable)	508044
Date of incorporation	6 January 2012
Country of incorporation	Ireland
Registered office	Unit 26 The Hyde Building, Carrickmines, Dublin 18.
Type of company	Single member private company limited by shares
Authorised share capital	1,000,000 divided into 1,000,000 shares of €1 each
Issued share capital	1 ordinary share of €1.00 each
Directors	Kai Lindevall and Jan Quistgaard
Secretary (if applicable)	Tony Richardson
Accounting reference date	N/A
Auditors	N/A
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Encorium Oy

Encorium Poland SP.Z.O.O.

Registered number (if applicable)	5213350382
Date of incorporation	06.05.2005
Country of incorporation	Poland
Registered office	ul. Grzybowska 80/82 00-844 Warszawa Poland
Type of company
Authorised share capital
Issued share capital
Directors
Secretary (if applicable)
Accounting reference date
Auditors
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Encorium Oy

Encorium Germany GmbH

Registered number (if applicable)	HRB 62144, Cologne Local Court, Trade Register Branch B
Date of incorporation	19 December 2007
Country of incorporation	Germany
Registered office	Gottfried-Hagen-Strasse 20, Köln 51105
Type of company	Limited Liability Company
Authorised share capital	25 000 €
Issued share capital
Directors	Kai Lindevall, Jan Quistgaard
Secretary (if applicable)
Accounting reference date
Auditors
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100 % Encorium Oy

Encorium Sweden AB

Registered number (if applicable)	556659-6291
Date of incorporation
Country of incorporation	Sweden
Registered office
Type of company	Private Limited Company
Authorised share capital
Issued share capital
Directors	Jan Quistgaard, Tomas John Robert Granqvist, Kai Lindevall
Secretary (if applicable)
Accounting reference date	01 January – 31 December
Auditors	Bengt Anders Richard Peters, c/o Deloitte AB, 113 79 Stockholm
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Encorium Oy

Encorium Denmark Aps

Registered number (if applicable)	12471580
Date of incorporation
Country of incorporation	Denmark
Registered office	Venlighedsvej, 6, 2970 Hørsholm, DK
Type of company
Authorised share capital	500 000 DKK
Issued share capital	Shared to 500 DKK
Directors	Kai Lindevall, Jan Quistgaard, Thomas Grangvist
Secretary (if applicable)	Runa Inger Margareta Schlamovitz
Accounting reference date	01.01.-31.12
Auditors
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Encorium Oy

Encorium Estonia OU

Registered number (if applicable)	10933684
Date of incorporation
Country of incorporation	Estonia
Registered office	Liivalaia 22, Tallinn, Estonia
Type of company	limited liability company
Authorised share capital
Issued share capital
Directors	Eeva Annika Suni,Tomas John Robert Granqvist,Kai Lindevall
Secretary (if applicable)
Accounting reference date
Auditors	Deloitte Eesti
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Encorium Oy

UAB Encorium Lithuania

Registered number (if applicable)	Kodas 1118 00820 Buves kodas 1180082
Date of incorporation
Country of incorporation	Lithuania
Registered office	Senasis Ukmerges kelias 4 Uzubaliai, Vilnius r. LT-14013, Lithuania
Type of company
Authorised share capital	10 000 Litas
Issued share capital	100 shares nominal value of on 100 Litas
Directors
Secretary (if applicable)
Accounting reference date	01.01.-31.12.
Auditors
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Encorium Oy

Encorium Romania S.R.L.

Registered number (if applicable)	17560371
Date of incorporation	06.05.2005
Country of incorporation	Romania
Registered office	Soseaua Nicolae Titulescu, nr. 1 Bl A7, Sc. B, Et. 4, Ap. 39 District 1, Postal Code 011131 Bucharest, Romania
Type of company	Limited responsibility
Authorised share capital	36,820 RON (10.000 Euro at a rate of 1Euro= 3,682 RON/31.03.2005)
Issued share capital	36,820 RON (10.000 Euro at a rate of 1Euro= 3,682 RON/31.03.2005)
Directors	Kai Lindevall, Jan Quistgaard
Secretary (if applicable)	NA
Accounting reference date	RSM SCOT SRL- outsourcing,
Auditors	Deloitte Audit SRL
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Encorium OY

Progenitor Holding AG (Switzerland)

Registered number (if applicable)	CH-280.3.010.644-3
Date of incorporation
Country of incorporation	Zwitzerland
Registered office	Zugerstrasse 72, Baar, CH-6340, Switzerland
Type of company	AG
Authorised share capital	100 000 Fr
Issued share capital	Devided in to 10 000 Fr
Directors
Secretary (if applicable)
Accounting reference date
Auditors
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Encorium Group, Inc. (USA)

Progenitor International Research GmbH

Registered number (if applicable)	CH-170.4.008.415-8
Date of incorporation
Country of incorporation	Switzerland
Registered office	Zugerstrasse 72, Baar, CH-6340, Switzerland
Type of company	AG
Authorised share capital	20 000 CHF
Issued share capital	20X 1000 CHF
Directors	Peter Dahinden
Secretary (if applicable)
Accounting reference date
Auditors	Segmüller Treuhand AG, in Littau
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Progenitor Holding AG

Encorium Clinical Research Private Limited (India)

Registered number (if applicable)	U74220GJ2007PTC056405
Date of incorporation	Original incorporation date: 09 Jan 2007 (Name change to Encorium registered on 15Oct 2011)
Country of incorporation	India
Registered office	B-502,Safal Pegasus (5th Floor),Near Prahaladnagar, Garden, Anandnagar Cross Road, 100 Feet Road, Ahmedabad – 380015, Gujarat, India
Type of company	A company incorporated with limited liability under the companies Act 1956
Authorised share capital	INR 1,00,000 (one lac only)
Issued share capital	Divided into 10,000 (then thousand) equity shares of INR 10(ten only) each
Directors	Currently: Kai Lindevall, Niklas Tevajarvi and Ambar Vaidya
Secretary (if applicable)	M/s Sangita Goyal Associates
Accounting reference date	?
Auditors	M/s Joshi Shah Parikh Associates
Shareholdings : Registered owner of shares: Beneficial owner of shares:
01 Share is currently held by Renee Moore and other 9,999 shares are held by Progenitor Holding (the share transfer certificates are currently under signature for transfer to Kai and Encorium OY respectively). Original Share transfer Forms are currently in Finland office for signature execution.

Encorium Argentina S.A. (Argentina)

Registered number (if applicable)	23715 Libro 52
Date of incorporation	13 April 207
Country of incorporation	Argentina
Registered office	Florida 835 3rd floor of 301 Buenos Aires ARGENTINA
Type of company	Stock Corporation
Authorised share capital	AR$ 601.796,27 (Argentine PESOS)
Issued share capital	AR$ 601.796,27 (Argentine PESOS)
Directors	Ian Rentsch – President of the Board Klaus D Albrecht – Deputy Director
Secretary (if applicable)	n-a
Accounting reference date	31 dec
Auditors	Ignacio Rutman
Shareholdings : Registered owner of shares: Beneficial owner of shares:	Progenitor Holding AG – 99,71% Renee Moore – 0,203% Klaus Dieter Albrecht 0,087%

ENCORIUM PANAMA S.A. (Panama)

Registered number (if applicable)	616779
Date of incorporation	15 of April 2008
Country of incorporation	PANAMA
Registered office	PH Global Plaza, Calle 50, 6to piso CITY OF PANAMA PANAMA
Type of company	Stock Corporation
Authorised share capital	USD 10.000-
Issued share capital	USD 10.000-
Directors	Ian Rentsch - President Klaus D Albrecht Kai Lindevall Niklas Tevajarvi
Secretary (if applicable)	Ian Rentsch
Accounting reference date	31 DEC
Auditors	n-a
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Progenitor Holding AG

Progenitor Hong Kong Limited (Hong Kong)

Registered number (if applicable)	50782199-000-06-09-1
Date of incorporation
Country of incorporation	Hong Kong
Registered office	Flat / RM 903 9/F Parkes Comm Ctr 2-8 Parkes St, KL
Type of company
Authorised share capital	10 000 HKdollar
Issued share capital	Divided into 10 000 shares
Directors
Secretary (if applicable)
Accounting reference date
Auditors
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Progenitor Holding AG

Progenitor International Research Corp (USA)

Registered number (if applicable)	P09000032529
Date of incorporation	9 of April 2009
Country of incorporation	United States
Registered office	FLORIDA
Type of company	Corporation
Authorised share capital	USD 10.000
Issued share capital	USD 10.000
Directors	Ian Rentsch – President & Secretary Klaus D Albrecht – Vice President & Treasurer
Secretary (if applicable)	Ian Rentsch
Accounting reference date	31 dec
Auditors	Colbert, Blue and Juncadella CPA (Miami FL)
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Progenitor Holding AG

Encorium Mexico s.a. de c.v. (Mexico)

Registered number (if applicable)	EME1006143T6
Date of incorporation	11 of June 2010
Country of incorporation	MEXICO
Registered office	Yautepec 12 Col Condesa, Mexico DF, Mexico
Type of company	Stock Corporation
Authorised share capital	100.000 Mexican Pesos
Issued share capital	100.000 Mexican Pesos
Directors	Ian Rentsch Klaus Dieter Albrecht Kai Lindevall - Deputy Itzigueri Robles - Deputy
Secretary (if applicable)	n-a
Accounting reference date	31 DEC
Auditors	n-a
Shareholdings : Registered owner of shares: Beneficial owner of shares:	Progenitor Holding AG 99% Encorium Argentina SA 1%

ENCORIUM ARGENTINA SA AG EN CHILE (Chile)

Registered number (if applicable)	N/A
Date of incorporation	12 of November 2007
Country of incorporation	CHILE
Registered office	El Regidor 66, Piso 11, Las Condes, Santiago, Chile
Type of company	BRANCH of Argentina Entity
Authorised share capital	USD 25.000
Issued share capital
Directors	Felipe Cousiño Prieto (Lawyer)
Secretary (if applicable)	n-a
Accounting reference date	31 dec
Auditors	Grupo Siglo Accountants
Shareholdings : Registered owner of shares: Beneficial owner of shares:	100% Branch of Encorium Argentina SA

SCHEDULE 3

ITEMS FOR DELIVERY BY THE VENDOR AND/OR ILARI KOSKELO AT COMPLETION

1.
The common seal and all registers, minute books, and other statutory books, required to be kept by each Target Company pursuant to the Companies Acts or such equivalent law made up to the Completion Date and all certificates of incorporation and certificates on change of name of each Target Company (if any).

2.	A copy of the Governing Documents of each Target Company.

3.	Resignation Letters in the agreed form from each of the present directors and secretaries of each Target Company (other than those nominated by the Purchaser).

4.	The Loan duly executed by Encorium Group, Inc..

5.	The Shareholders’ Agreement duly executed by (1) the Vendor and (2) Koskelo.

6.	All such consents, approvals, clearances or licences of governmental, regulatory or other agencies or persons in connection with the transactions contemplated by this Agreement.

7.	Any waivers, consents or other documents necessary to vest in the Purchaser the full beneficial ownership of the Sale Shares and to enable the Purchaser to be registered as owners of the Sale Shares.

8.	The tax reference number of the Vendor and Ilari Koskelo for the purposes of the Stamp Duty (e-stamping of Instruments) Regulations (SI476/2009).

9.	Evidence satisfactory to the Purchaser that all existing bank accounts of Encorium OY have been closed and/or re-directed to an account to be nominated by the Purchaser.

10.
Copy of the document(s) setting forth the authorized signatories in the account in the name of Encorium Oy with Sampo Bank, stating Ms. Georgina Tubman as the sole authorised signatory of such account as at close of business on the latest practicable date before the Completion Date.

11.	Copies of all assignments, and consents to such assignments, of all material customer contracts to Encorium Ireland.

12.	Deeds of adherence to the EI Agreement in a form to be agreed with the Vendor to the satisfaction of Enterprise Ireland duly executed by (1) the Vendor and (2) Koskelo.

SCHEDULE 4

VENDOR WARRANTIES

PART1

GENERAL WARRANTIES

1.	Recitals and Information

1.1.
The facts set out in the Recitals (as the pertain to the Vendor) and Schedules 1 and 2 hereto was, true and accurate in all material respects at the date it was communicated and remains true and accurate in all material respects save to the extent qualified in the Agreement and the Vendor is not aware of any other fact or matter which renders any such information misleading.

PART 2

ACCOUNTS

2.	Accounts

2.1.
The Accounts have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Encorium Group as of the Last Accounting Date and the results of their operations and their cash flows for each of the years in the two-year period ended on the Last Accounting Date in conformity with GAAP and the Accounts:

2.1.1.
set out fully, correctly and accurately the assets, liabilities, profits and losses of the Company and the amounts thereof and show a true and fair view of the financial position of the Company as at the Accounting Date and are not affected by any unusual, extraordinary, exceptional or non-recurring items;

2.1.2.
make full provision or reserve for all liabilities or capital commitments of the Company up to the Accounting Date and include all such reserves and provisions for taxation as are necessary to cover all liabilities for taxation (whether or not assessed) of the Company up to the Accounting Date and in particular (but without prejudice to the generality of the foregoing) attributable to profits gains income receipts and loans and distributions made to participators and associates and payments made from which tax is deductible;

3.	Accounting Records

3.1.	All accounts, books, ledgers and financial records of the Company are in its possession and:

3.1.1.	have been fully properly and accurately maintained and contain true and accurate records of all matters required to be entered therein by relevant statutes or regulations;

3.1.2.	so far as the Vendor is aware, do not contain or reflect any material inaccuracies or material discrepancies; and

3.1.3.	give and reflect a true and fair view of the trading transactions and of the financial and contractual position of the Company and of its assets and liabilities.

PART 3

FINANCE

4.	Charges, Loan Capital and Engagements

4.1.	Save as disclosed in the Accounts or in the Disclosure Letter there are:

4.1.1.	no mortgages charges liens or other similar encumbrances on any estate or interest in any material assets of the Company other than Permitted Encumbrances; and

4.1.2.	no loans, (including loan capital) outstanding to the Company.

4.2.
There are no loans made to or debts owing by the Vendor or any company owned or controlled by any of them or by any director or employee of such company or any debts owing to or by the Company other than debts which have arisen in the ordinary course of business.

5.	Bank and Other Borrowings

5.1.	In relation to all debentures, acceptance, credit, overdrafts, loans, or other financial facilities outstanding or available to the Company (referred to in this Clause as "facilities"):

5.1.1.	there is no contravention of or non-compliance with any provision of any such document;

5.1.2.	no steps for the early repayment of any indebtedness have been taken or threatened;

5.1.3.
there have not been nor are there any circumstances known to the Vendor whereby the continuation of any of the facilities might be prejudiced or which may give rise to any alteration in the terms and conditions of any of the facilities;

5.1.4.	none of the facilities is dependent on the guarantee or indemnity of or any security provided by a third party; and

5.1.5.
the Vendor has not any knowledge, information or belief that as a result of the subscription for the Sale Shares by the Purchaser or any other thing contemplated in this Agreement any of the facilities might be terminated or mature prior to its stated maturity.

PART 4

ASSETS

6.	Ownership of Assets, etc

All assets of the Company (including but not limited to the fixed and loose plant machinery furniture fixtures and fittings and other chattels equipment and vehicles, stock, work-in-progress, raw materials, supplies, books, records, customers lists, costing details and all other written information) are owned by the Company free from any Encumbrance other than Permitted Encumbrance.

7.	Plant and Machinery

7.1.	The Company owns no plant or machinery.

8.	Insurance

8.1.
All the assets of the Company of an insurable nature and the Company itself has at all material times been and are at the date hereof insured against all material risks.  All such policies are and will at Completion be in full force and effect and, so far as the Vendor is aware, nothing has been done or omitted to be done which would make any policy of insurance void or voidable or which is likely to result in a material increase in premium and are insured at levels senior management of the Company believes to be reasonable.

8.2.
The Company has not had cover refused by any insurer or potential insurer and no claim by the Company against any of its insurers has been disallowed or rejected on any grounds whatsoever.  The Company has no current or pending insurance claims.

9.	Intellectual Property

9.1.
Save for the purposes of the Vendor Reorganisation, the Company has not, assigned, transferred or licensed all or any part of its Intellectual Property to any person. The Company does not require any licence or similar right from any third-party owner of Intellectual Property to use their Intellectual Property in carrying on the Relevant Business other than licenses which failure to obtain does not and would not have a Material Adverse Effect.

9.2.
The Company does not use any Intellectual Property that infringes any right of (and has not infringed nor is infringing the Intellectual Property of) any third party and the Company has not received any actual or threatened claim that any of the rights in the Intellectual Property are invalid.

9.3.
The Company is entitled to use all confidential information which it owns and is not subject to any restriction as to its use other than restrictions that do not and would not have a Material Adverse Effect.

9.4.	The Company has not disclosed any material know-how trade secrets or customer lists to any third party other than subject to written confidentiality agreements.

9.5.
The Company owns or has the right to use all material Intellectual Property required in connection with the conduct of the Relevant Business as presently carried on and as expected to be carried on in the future.

10.	Patents and Trade Marks

10.1.	The Company has no interest in any patents trade marks or registered designs or applications for any of the foregoing or any right to apply therefor in any part of the world.

10.2.
The Company has not entered into any agreement for licensing of patents or copyrights or use of trade marks registered designs or the provision or acquisition of technical information or assistance or which may restrict the use or disclosure of information.

10.3.
The Company does not require any patent trade mark or registered design or licence to use the same in order to carry on its business as presently constituted other than such trade marks or designs which failure to obtain the right to use thereof does not and would not have a Material Adverse Effect.

10.4.
The processes employed and the products and services dealt in by the Company do not use embody or infringe any Irish or foreign patents, registered designs, know-how or trade secrets, copyrights, trade marks or similar intellectual property rights (whether registered or not) and no claims have been made and no applications are pending of which the Vendor is aware which if pursued or granted might be material thereto.

10.5.	The Company is entitled to use without payment all know-how and technical information used by them in connection with its businesses and all information concerning its products, methods and processes.

PART 5

PROPERTY
11.	Details of Property

11.1.
The properties detailed in the schedule appended to the Disclosure Letter (together the “Properties” and each a “Property”) comprise the only land or buildings occupied by the Company or otherwise used by the Company in connection with the businesses of the Company.

11.2.	The Properties are occupied by the Company pursuant to lease and there are no other written or unwritten terms governing the Company’s occupation of the Properties.

12.	Statutory and Other Obligations

12.1.
The Company is complying with all applicable statutory and local requirements in relation to the Properties occupied by it and the use thereof except where failure to so comply does not and would not have a Material Adverse Effect.

12.2.
The Properties are not affected by any notice or order issued by a Governmental Body in relation to the Properties to the use thereof and to the business carried out there at which has not been complied with.

13.	Leasehold Properties

13.1.	All Property leases (each, a “Lease”) are valid and in force.

13.2.	There is no covenant, condition or agreement contained in the Lease which is of an unduly onerous or restrictive nature.

13.3.	The Company has paid all rent and performed and observed all material covenants and conditions on the part of the tenant contained in the Leases.

14.	Acquisition and Disposal

14.1.	The Company has no existing or contingent material liability in respect of any land or buildings previously owned or occupied by it or in which it held any interest.

14.2.	The Company has not entered into any material agreement to acquire or dispose of any land or buildings or any interest therein which has not been completed.

PART 6

TRADING AND CONTRACTS

15.	Liabilities

The Company has no liabilities other than those disclosed in the Accounts save (i) such liabilities as have been incurred since the Last Accounting Date in the ordinary course of business of such company; and (ii) liabilities incurred or suffered outside the ordinary course of business that do not and would not have a Material Adverse Effect.

16.	Prior Transactions

16.1.
Other than in the ordinary course of business and except with respect to matters, actions or events that do not and would not have a Material Adverse Effect, since the Last Accounting Date as regards the Company:

16.1.1.	its business has been carried on in the ordinary and usual course;

16.1.2.
there has been no material deterioration in its financial condition of the Companies and it has not disposed of any material assets (including material know-how) or assumed or incurred any material liabilities otherwise than in the ordinary course of carrying on its business and at the fair market value thereof;

16.1.3.
its business has not been materially and adversely affected by any labour dispute or the loss of any material customer or material supplier nor has any  material customer or material supplier indicated an intention cease its trading with the Company;

16.1.4.	no bonuses, dividends or other distributions have been declared paid or made or deemed to have been declared paid or made on or by reference to its issued or allotted share capital;

16.1.5.	it has not disbursed any cash and all amounts received by it have been deposited with its bankers and appear in the appropriate books of account;

16.1.6.	it has not made any loan to any party or paid any dividend or other distribution;

16.1.7.
it has not entered into any capital transactions as vendor, purchaser, lessor or lessee or otherwise undertaken any material commitments on its capital account in either case involving any capital expenditure in excess of €100,000 on each individual item or commitment;

16.1.8.	it has not, knowingly done anything to prejudice its goodwill;

16.1.9.	it has paid its creditors in accordance with their respective credit terms and there are no amounts due by it which have been due for more than sixteen weeks;

16.1.10.	it has not issued or given or agreed to issue or give any shares (other than to Encorium Group, Inc.), options over shares or securities convertible to shares; and

16.1.11.	it has not made any material alteration in the rates of pay, bonuses, benefits, pensions or other terms of employment or engagement of any employee, ex-employee, consultant, contractor or director.

17.	No Unusual Contracts, etc

17.1.
The Company is not party to any contract entered into otherwise than in the ordinary and usual course of business or any contract of an onerous or unusual or long term nature or containing any onerous unusual provision including but not limited to any contract for the supply of goods or services at a price different from that reasonably obtainable on any arms' length basis.

18.	Contracts

18.1.
The Company is not in material breach of or default under any agreement, and no threat or claim of such breach or default has been made against the Company other than any breach or default that does not and would not have a Material Adverse Effect.

19.	Trade Disputes

19.1.	The Company has no dispute in respect of a material amount with any of its customers with regard to alleged negligent services supplied or rendered by it.

20.	Product Liability

The Company does not manufacture, supply or sell any products.

21.	No Litigation or Default in Obligation

21.1.
The Company is not engaged in or threatened with any litigation or arbitration affecting the Company and no such litigation or arbitration pending or threatened and further, neither the Company nor any of its officers are in the course of being prosecuted for any criminal offense likely to lead to such litigation, arbitration or prosecution.

21.2.
The Vendor is not engaged in nor have they received notice of any threats of any litigation or arbitration seeking to prohibit, or the effect of which would be to prohibit, the consummation of the transactions contemplated by this Agreement in accordance with its terms or to obtain damages in respect thereto.

22.	Legal Compliance

The Company has not done or omitted to do any act or thing which is in breach of or contrary to any law, statute or regulation materially affecting its business and to which it is subject whether in Ireland or elsewhere and neither the Company nor any of the officers or employees of the Company is in material default under any such law, statute, or regulation or under any award, judgement or order of any court or tribunal of Ireland or of any foreign country having jurisdiction over the Company or any assets or over any of such officers or employees in each case to the extent any such breach, non-compliance or default does not and would not have a Material Adverse Effect.

23.	Non-Competes

The Company is not subject to any covenant or agreement which may restrict its respective ability to carry on all activities which are intended to be carried on by the Company and generally to act freely in the development of the Company, including without prejudice the development, production and marketing of products as part of the Relevant Business and the employment of persons by the Company other than any restriction that does not and would not reasonably be expected to have a Material Adverse Effect.

24.	Permits

The Company has all permits, licenses and authorities necessary for the carrying on of its business and, is not in breach of any condition of any such permit, licence or authority breach of which would be likely to have a material adverse effect on its business except for such permits which failure to obtain or comply with does not and would not have a Material Adverse Effect.

25.	Arms Length Contracts

The Company is not a party to nor have its profits or financial position since incorporation been affected by any contract or arrangement which is not of an entirely arms-length nature.

26.	Agencies

There are no licences, distributorship agreements, industrial properties rights, commission or other agencies or other appointments whatsoever in the name of the Vendor or in the name of any company or companies controlled by them or any of them or in the name of a nominee for them or any of them which appointment licence agency or agreement is related to the business carried on by the Company with its customers and suppliers.

PART 6

EMPLOYEES

27.	Service Agreements

There are not in existence any service agreements with directors or employees of the Company which cannot be terminated by six months notice or less or (where not reduced in writing) by reasonable notice without giving rise to any claim for damages or compensation (other than the statutory redundancy payment or statutory compensation for unfair dismissals).

28.	Amounts due to Directors

Other than with respect to agreements entered into or increases made in the ordinary course of business, save as set forth in the Accounts there are no amounts owing to any present or former directors of the Company other than remuneration agreed due or for reimbursement of business expenses properly incurred.

29.	Non-Deductible Payments to Employees

Save to the extent (if any) to which provisions or allowance has been made in the Accounts the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former officer or employee which is not allowable as a deduction for the purpose of taxation.

30.	Breach of Contract, etc

No liability has been incurred by the Company for breach of any contract of service for redundancy payment or for compensation for wrongful or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee and no gratuitous payment has been made or promised by the Company in connection with the termination or proposed termination of the employment of any present or former director or employee.

31.	Statutory Obligations

The Company has in relation to each of its employees (and so far as is relevant to each of its former employees) complied in all material respects with all obligations imposed on it by any statutory provision or regulation and codes of conduct relevant to the relations between it and its employees or any recognised trade union and has maintained adequate and suitable records regarding the service of each of its employees.

32.	No Contractual Obligations

Other than in the ordinary course of business, the Company is not under any contractual or other obligation to increase the rates of remuneration of or make any bonus or incentive or other similar payment to any of its officers or employees at any future date except to the extent such commitments or obligations would not have a Material Adverse Effect.

PART 7

CORPORATE & GENERAL

33.	Directors and Secretary

The Directors and Secretary of the Company persons listed as such in Schedule 2 to this Agreement.

34.	No Governing Directors

There are no permanent or governing directors of the Company and the Company is not under any liability to pay any sum whatsoever to any former director or governing director. No director of the Company is subject to a restriction or disqualification order under the Companies Act, 1990.

35.	Associated Companies

The Company does not directly or indirectly hold shares or any interest in any other body corporate, except that the Subsidiaries own shares in the Target Companies.

36.	No Issues or Options

Save as disclosed in the Accounts the Company has not issued any shares or agreed to give any option in respect of any shares nor issued nor agreed to give any option in respect of any debenture or other security and there are outstanding no options in respect of any such shares, debentures or securities. No promise has been made to any party whatsoever that they will be allotted shares in the Company or that shares will be transferred to them.

37.	Effect of Agreement

37.1.	The making or implementation of this Agreement will not:

37.1.1.
cause any lease, tenancy, licence, concession, grant or material agreement of any nature whatsoever to which the Company is a party to be or become liable to be avoided revoked or otherwise affected in any material way;

37.1.2.
(without prejudice to the generality of the foregoing) impose upon the Company any penalty cost charge expense or obligation of any nature (including without limitation any obligation to sell or purchase shares in any company);

37.1.3.	result in the creation, imposition, crystallisation or enforcement of any Encumbrance; or

37.1.4.	result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity.

38.	Records

None of the records, details or information relating to the business of the Company is recorded, monitored or in any manner dependent in whole or in part on any electronic mechanical or photographic process (whether computerised or not) which is not under the exclusive ownership and direction of the Company.

39.	Memorandum and Articles of Association

The copy of the Governing Documents of the Company which will be supplied upon Completion to the Purchaser to the date hereof is a true copy and accurate and complete in all respects embodying all alterations which have been made up to the date hereof.

40.	Insolvency

40.1.
No order has been made nor any petition presented or resolution passed for the winding up of the Company and there are no grounds on which any such order or petition could be made or presented and no such resolution is contemplated by the members or any of them.

40.2.
No distress, execution or other process has been levied on any of the assets of the Company, nor has any of them stopped payment or become insolvent or unable to pay its debts for the purposes of Section 214 of the Companies Act, 1963 or equivalent legislation.

40.3.
No power to appoint a receiver or administrative Receiver has been exercised or has arisen in respect of the business or any of the assets of the Company and there is no unfulfilled or unsatisfied judgement or Court order outstanding against any of them.

41.	Investigations

There are not pending, or in existence, any investigations or enquiries by, or on behalf of, any Governmental Body in respect of the affairs of the Company.

42.	Attachment of Defaulters Funds

No notice of attachment has been served on the Company nor in relation to any funds of the Company under Section 73(2) of the Finance Act, 1988.

43.	Title

Upon completion of the Vendor Reorganisation, the Vendor and Koskelo as applicable will be the sole registered and beneficial owner free from Encumbrances of all of the Sale Shares specified in Schedule 1 to the Agreement and will be absolutely entitled to all dividends, proceeds, interests, voting and other rights payable thereon and in respect thereof and attaching thereto.  None of the Sale Shares will be subject to any current or, so far as the Vendor is aware, pending claim or litigation as to their title or ownership.  No person or persons other than the Vendor and Koskelo (in respect of the Sale Shares) will have any right, title, interest or estate to or in any of the Sale Shares or their proceeds.  No Encumbrance exists or has been created or, so far as the Vendor is aware, is in course of being created over any of the Sale Shares or any rights attaching thereto.  No person has an option over any of the issued or unissued shares in the capital of the Target Companies.  The Subsidiaries are, as applicable, the sole registered and beneficial owners free from Encumbrances of all of the issued and outstanding shares of the other Target Companies specified in Schedule 2 to the Agreement and each, as applicable, is  absolutely entitled to all dividends, proceeds, interests, voting and other rights payable thereon and in respect thereof and attaching thereto.  None of the shares in the capital of the Company are subject to any current or, so far as the Vendor is aware, pending claim or litigation as to their title or ownership.  No person or persons other than the Subsidiaries, as applicable (in respect of the Sale Shares) will, upon the completion of the Vendor Reorganisation have any right, title, interest or estate to or in any of the shares in the capital of the Company or their proceeds.  No Encumbrance exists or has been created or, so far as the Vendor is aware, is in course of being created over any of the shares of the Companies or any rights attaching thereto.  No person has an option over any of the issued or unissued shares in the capital of the Company.

PART 8

TAX WARRANTIES

44.	Taxation

The Company has no outstanding liability for Taxation which is not fully provided for in the Accounts or the Disclosure Letter.  The Company is not in dispute with the Revenue Commissioners or any other taxation authority and the Vendor is not aware of any circumstances likely to give rise to such a dispute.

PART 9

CAPACITY AND AUTHORITY OF THE VENDOR AND THE COMPANY

45.
The Vendor has full power and authority to enter into and perform this Agreement and any other agreement which it is required to enter into hereunder and to comply with its obligations hereunder or thereunder and, so far as the Vendor is aware, this Agreement constitutes and any such other agreements when executed will constitute valid, legally binding and enforceable obligations on the Vendor in accordance with its or their respective terms.

46.
Each of the Company and Vendor is duly incorporated and validly existing under the laws of the country of its incorporation and has the power and authority to own its assets and to conduct the business which it conducts.

47.	The Vendor:

47.1.	has taken, fulfilled and done all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order to:

47.1.1.	enable the Vendor to enter into, perform and comply with its obligations hereunder; and

47.1.2.	ensure that those obligations are validly and legally binding and enforceable, and

47.2.	by its entry into and performance of or compliance with its obligations under this Agreement does not violate or exceed any power or restriction granted or imposed by:

47.2.1.	any law to which it is subject; or

47.2.2.	its Governing Documents.

47.3.
It is not necessary that this Agreement or any other documents which is or will be entered into in conjunction with this Agreement, be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to this Agreement or any such document as aforesaid.

47.4.	The entry into, performance of or compliance by the Vendor with its obligations under the Agreement and any document entered into in accordance with the Agreement does not:

47.4.1.	violate or constitute a default of any agreement or instrument to which it is a party or which is binding on it or over its assets; or

47.4.2.	result in the existence of, or oblige it to create any Encumbrance over those assets.

SCHEDULE 5

PURCHASER WARRANTIES

PART 1

CAPACITY AND AUTHORITY OF THE PURCHASER

1.
The Purchaser has full power and authority to enter into and perform this Agreement and any other agreement which it is required to enter into hereunder and to comply with its obligations hereunder or thereunder and this Agreement constitutes and any such other agreements when executed will constitute valid, legally binding and enforceable obligations on the Purchaser in accordance with its or their respective terms except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights.

2.	The Purchaser:

2.1.	is duly incorporated and validly existing under the laws of the State and has the power and authority to own its assets and to conduct the business which it conducts;

2.2.	has taken, fulfilled and done all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order to:

2.2.1.	issue the Sale Shares and to enter into, perform and comply with its obligations hereunder; and

2.2.2.	ensure that those obligations are validly and legally binding and enforceable.

2.3.	by its entry into and performance of or compliance with its obligations under this Agreement does not violate or exceed any power or restriction granted or imposed by:

2.3.1.	any law to which it is subject; or

2.3.2.	its Governing Documents.

2.4.
It is not necessary that this Agreement or any other documents which is or will be entered into in conjunction with this Agreement, be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to this Agreement or any such document as aforesaid.

2.5.
So far as Purchaser is aware, the entry into, performance of or compliance by the Purchaser with its obligations under the Agreement and any document entered into in accordance with the Agreement does not:

2.5.1.	violate or constitute a default of any agreement or instrument to which it is a party or which is binding on it or over its assets; or

2.5.2.	result in the existence of, or oblige it to create any security over those assets.

2.6.
No litigation, arbitration or other legal proceedings is current, pending or threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of the Purchaser hereunder. So far as the Purchaser is aware there are no circumstances which might give rise to any litigation, arbitration or other legal process or the threat of any such proceedings.

3.	The Sale Share when issued and delivered to the Vendor upon Completion will be duly and validly issued fully paid.

4.
Save in respect of the obligations contemplated under this Agreement, the Purchaser is a newly formed company with no assets, liabilities or obligations. As of the Completion Date, the only assets of the Purchaser will be the Sale Shares and the shares to be transferred and conveyed to the Purchaser pursuant to the Parallel SPA, and its only obligations will be those obligations:

4.1.1.	which by the terms thereof survive the respective completion dates of this Agreement and the Parallel SPA; and

4.1.2.	to which the Purchaser is subject pursuant to the Shareholders’ Agreement.

PRESENT when the COMMON SEAL of VENN LIFE SCIENCES LIMITED was affixed hereto and the DEED was delivered:	/s/ Sean Leech
Director

Sean Leech
Print name

/s/ Tony Richardson
Director/Secretary

Tony Richardson
Print name

Duly authorised for and on behalf of Encorium Group, Inc.

/s/ Kai Lindevall
Kai Lindevall

Title: President

Duly authorised for and on behalf of Encorium OY

/s/ Kai Lindevall
Kai Lindevall

Title: Managing Director

SIGNED and DELIVERED as a DEED
by ILARI KOSKELO in the presence of:

Witness signature: /s/ Ari-Pekka Saanio

Witness name: Ari-Pekka Saanio

Witness address: Yrjönkatu 13A, FI-00120 Helsinki, Finland

Witness occupation: Partner, Attorneys at law Borenius Ltd
/s/ Ilari Koskelo Ilari Koskelo